Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings : S&P 500® Index (ticker: “SPX”), Russell 2000 ® Index (ticker: “ RTY ”) and Nasdaq - 100 Index ® (ticker: “ NDX ”) Pricing date: February 29, 2024 Valuation date: February 28 , 2025 Coupon payment dates: Monthly Maturity date: March 5, 2025 Coupon: At least 10.00% per annum* CUSIP / ISIN : 17291LG41 / US17291LG414 Initial underlying value : For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the valuation date Payment at maturity: For each $1,000 stated principal amount security you hold at maturity, you will receive the final coupon payment plus : • If the final underlying value of the worst performer is greater than or equal to its initial underlying value : $1,000 • If the final underlying value of the worst performer is less than its initial underlying value : $1,000 + ($1,000 × the underlying return of the worst performer on the valuation date) If the final underlying value of the worst performer is less than its initial underlying value, you will receive less, and possibly significantly less, than the stated principal amount of your securities, and possibly nothing, at maturity. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion, and up to all, of your investment. Worst performer : On any date, the underlying with the lowest underlying return Underlying return: For each underlying on any date, (i) its closing value on that date minus its initial underlying value, divided by (ii) its initial underlying value Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated February 1, 2024 * The actual coupon rate will be determined on the pricing date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 1 Year ELKS ® Linked to the Worst of SPX, RTY and NDX Hypothetical Payment at Maturity per Security** Hypothetical Underlying Return of Worst Performer on Valuation Date Hypothetical Payment at Maturity 100.00% $1,000.00 50.00% $1,000.00 25.00% $1,000.00 10.00% $1,000.00 0.00% $1,000.00 - 5.00% $950.00 - 10.00% $900.00 - 20.00% $800.00 - 30.00% $700.00 - 40.00% $600.00 - 50.00% $500.00 - 60.00% $400.00 - 70.00% $300.00 - 80.00% $200.00 - 90.00% $100.00 - 100.00% $0.00 ** Excludes final coupon. Any payment at maturity will be based on the closing value of the worst performer on the valuation date.

Selected Risk Considerations • You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the final underlying value of the worst performer on the valuation date is less than its initial underlying value, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performer on the valuation date has declined from its initial underlying value. There is no minimum payment at maturity on the securities (excluding the final coupon payment), and you may lose up to all of your investment. • Higher coupon payment rates are associated with greater risk. • You will be subject to risks relating to the relationship among the underlyings . The less correlated the underlyings , the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities offer downside exposure to the worst performer , but no upside exposure to any underlying. • The return on the securities depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • The performance of the securities will depend on the closing values of the underlyings solely on the valuation date, which makes the securities particularly sensitive to volatility in the closing values of the underlyings on or near the valuation date. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index will be subject to risks associated with small capitalization stocks. • Our offering of the securities is not a recommendation of any underlying. • The closing value of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. • The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. • The issuer and its affiliates may have conflicts of interest with you. • Changes that affect the underlyings may affect the value of your securities. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.